Exhibit 99.1

LXP INDUSTRIAL TRUST

TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK, NY 10119-4015

FOR IMMEDIATE RELEASE

LXP INDUSTRIAL TRUST REPORTS FOURTH QUARTER 2021 RESULTS

New York - February 24, 2022 - LXP Industrial Trust (“LXP”) (NYSE:LXP), a real estate investment trust focused on single-tenant warehouse/distribution real estate investments, today announced results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights

•	Recorded Net Income attributable to common shareholders of $260.5 million, or $0.90 per diluted common share.
•	Generated Adjusted Company Funds From Operations available to all equityholders and unitholders - diluted (“Adjusted Company FFO”) of $53.8 million, or $0.18 per diluted common share.
•	Recapitalized 22 special purpose industrial assets with a gross valuation of $550 million to a newly-formed joint venture and acquired a 20% interest in the joint venture for $30.8 million.
•	Fully leased an aggregate of 1.7 million square feet of speculative development warehouse/distribution product in the Atlanta, Georgia and Greenville-Spartanburg, South Carolina markets.
•	Completed additional 1.5 million square feet of new leases and lease extensions, raising industrial Base and Cash Base Rents by 12.8% and 5.3%, respectively.
•	Acquired eight warehouse/distribution facilities for an aggregate cost of approximately $365.9 million.
•	Acquired an aggregate of 490 acres of developable land in the Phoenix, Arizona and Indianapolis, Indiana markets for an aggregate investment of $98.9 million.
•	Completed the 468,000 square foot build-to-suit warehouse/distribution facility in the Phoenix, Arizona market.
•	Commenced development of a 1.1 million square foot warehouse/distribution facility in the Columbus, Ohio market.
•	Invested an aggregate of approximately $46.7 million in five ongoing development projects.
•	Disposed of five additional properties for an aggregate gross disposition price of $57.9 million.
•	Increased warehouse/distribution portfolio to 98.1% of gross real estate assets, excluding held for sale assets.

Full Year 2021 Highlights

•	Recorded Net Income attributable to common shareholders of $375.8 million, or $1.34 per diluted common share.
•	Generated Adjusted Company FFO of $223.2 million, or $0.78 per diluted common share.
•	Completed 8.5 million square feet of new leases and lease extensions, raising industrial Base and Cash Base Rents by 10.9% and 6.7%, respectively.
•	Acquired/completed 26 warehouse/distribution facilities for an aggregate cost of $885.6 million.
•	Invested an aggregate of $111.5 million in five ongoing development projects.
•	Disposed of 37 properties for an aggregate gross disposition price of $824.0 million.
•	Issued $400.0 million aggregate principal amount of 2.375% Senior Notes due 2031 and redeemed all $188.8 million aggregate principal amount of 4.25% Senior Notes due 2023.
•	Satisfied $42.3 million of secured debt with a weighted-average interest rate of 5.6%.

Subsequent Events

•	Acquired two warehouse/distribution facilities for an aggregate cost of approximately $71.8 million.

Adjusted Company FFO is a non-GAAP financial measure. It and certain other non-GAAP financial measures are defined and reconciled later in this press release.

T. Wilson Eglin, Chairman, Chief Executive Officer and President of LXP, commented “Several years ago we began executing on a long-term strategic plan to reposition LXP as a leading, pure-play industrial REIT, and in 2021 we substantially completed our transformation and delivered outstanding financial and operational results. Our warehouse and distribution portfolio was 99.8% leased at year-end, demonstrating strong tenant demand and positioning us to continue benefiting from strong underlying market rent growth. We continued to build on our momentum in the fourth quarter, executing 1.7 million square feet of full building leases on two development projects and advancing five development projects totaling 6.3 million square feet. With a significantly more valuable portfolio, a strong tenant base, attractive lease escalations and a deep pipeline of development projects, we entered 2022 in a strong position. We are pleased with LXP’s tremendous progress and strong results, and look forward to pursuing the best path to unlock the full value of our company following our ongoing review of strategic alternatives.”

FINANCIAL RESULTS

Revenues

For the quarter ended December 31, 2021, total gross revenues were $86.5 million, compared with total gross revenues of $83.3 million for the quarter ended December 31, 2020. The increase was primarily attributable to an increase in rental revenue due to property acquisitions and an increase in tenant reimbursements, partially offset by a decrease in rental revenue due to property sales.

Net Income Attributable to Common Shareholders

For the quarter ended December 31, 2021, net income attributable to common shareholders was $260.5 million, or $0.90 per diluted share, compared with net income attributable to common shareholders for the quarter ended December 31, 2020 of $102.7 million, or $0.37 per diluted share.

Adjusted Company FFO

For the quarter ended December 31, 2021, LXP generated Adjusted Company FFO of $53.8 million, or $0.18 per diluted share, compared to Adjusted Company FFO for the quarter ended December 31, 2020 of $55.0 million, or $0.19 per diluted share.

Dividends/Distributions

As previously announced, during the fourth quarter of 2021, LXP declared its quarterly common share/unit dividend/distribution for the quarter ended December 31, 2021 of $0.12 per common share/unit, which was paid on January 18, 2022 to common shareholders/unitholders of record as of December 31, 2021. LXP previously declared a dividend of $0.8125 per share on its Series C Cumulative Convertible Preferred Stock (“Series C Preferred”) for the quarter ended December 31, 2021, which was paid February 15, 2022 to Series C Preferred shareholders of record as of January 31, 2022.

TRANSACTION ACTIVITY

ACQUISITIONS AND COMPLETED DEVELOPMENT TRANSACTIONS
Property Type	Market	Sq. Ft.	Initial Basis ($000)	Primary Tenant Approximate Lease Term (Yrs)	% Leased as of 12/31/2021
Warehouse/distribution	Indianapolis, IN	179,530	$ 16,315	5.2	100%
Warehouse/distribution	Indianapolis, IN	530,400	44,479	9.5	100%
Warehouse/distribution	Indianapolis, IN	168,480	15,644	5.2	100%
Warehouse/distribution(1)(2)	Atlanta, GA	907,675	47,568	7.0	100%
Warehouse/distribution(1)	Phoenix, AZ	468,182	61,490	15.1	100%
Warehouse/distribution	Phoenix, AZ	487,500	83,517	10.0	33%
Warehouse/distribution	Indianapolis, IN	1,016,244	93,899	9.9	100%
Warehouse/distribution	Atlanta, GA	328,000	37,625	9.6	100%
Warehouse/distribution	Atlanta, GA	396,000	47,618	9.8	100%
Warehouse/distribution	Atlanta, GA	225,211	26,838	3.8	45%
		4,707,222	$ 474,993
1.	Completed development project.
2.	Initial basis excludes certain remaining costs, including developer partner promote.

The above properties were acquired/completed at aggregate weighted-average GAAP and Cash stabilized capitalization rates of 4.8% and 4.4%, respectively. Total 2021 acquisition activity, including development projects placed into service, was approximately $885.6 million at aggregate weighted-average GAAP and Cash estimated stabilized capitalization rates of 4.9% and 4.6%, respectively.

DEVELOPMENT PROJECTS

Project (% owned)	# of Buildings	Market	Estimated Sq. Ft.	Estimated Project Cost ($000)	GAAP Investment Balance as of 12/31/21 ($000)	LXP Amount Funded as of 12/31/21 ($000)(4)	Estimated Building Completion Date	% Leased as of 12/31/21
Consolidated:
The Cubes at Etna East (95%)(1)(2)	1	Columbus, OH	1,074,840	$ 72,100	$ 33,002	$ 22,471	2Q 2022	— %
Mt. Comfort (80%)(1)	1	Indianapolis, IN	1,053,360	60,300	30,012	21,977	3Q 2022	— %
Cotton 303 (93%)(1)	2	Phoenix, AZ	880,678	84,200	30,263	24,475	3Q 2022	— %
Ocala (80%)(1)	1	Central Florida	1,085,280	80,900	32,186	21,186	3Q 2022	— %
Smith Farms(90%)(1)(3)	3	Greenville-Spartanburg, SC	2,194,820	162,100	35,702	21,433	4Q 2022 - 2Q 2023	36%
				$ 459,600	$ 161,165	$ 111,542

LAND HELD FOR DEVELOPMENT

Project (% owned)	Market	Approx. Developable Acres	GAAP Investment Balance as of 12/31/21 ($000)	LXP Amount Funded as of 12/31/21 ($000)(4)
Consolidated:
Reems & Olive (95.5%)	Phoenix, AZ	420	$ 100,875	$ 96,336
Mt. Comfort Phase II (80%)	Indianapolis, IN	70	3,285	2,610
		490	$ 104,160	$ 98,946

Project (% owned)	Market	Approx. Developable Acres	GAAP Investment Balance as of 12/31/21 ($000)	LXP Amount Funded as of 12/31/21 ($000)(4)
Non-consolidated:
ETNA Park 70 (90%)	Columbus, OH	66	$ 12,875	$ 13,362
ETNA Park 70 East (90%)	Columbus, OH	21	2,797	2,064
		87	$ 15,672	$ 15,426
1.	Estimated project cost includes estimated tenant improvements and leasing costs and excludes potential developer partner promote.
2.	Land parcel distributed from ETNA Park 70 East during the fourth quarter of 2021.
3.	Preleased one 797,936 square foot facility subject to a 12-year lease commencing upon substantial completion of the facility.
4.	Excludes noncontrolling interests' share.

PROPERTY DISPOSITIONS
Location	Property Type	Gross Disposition Price ($000)	Annualized Net Income(1) ($000)	Annualized NOI(1) ($000)	Month of Disposition	% Leased
Durham, NH	Industrial	$ 21,024	$ (431)	$ (336)	October	9%
Baton Rouge, LA	Office	4,471	103	304	October	36%
Arlington, TX (2 properties)	Office/Industrial	29,250	2,992	3,056	November	96%
Florence, SC	Office	3,200	408	611	December	100%
Various(2)	Industrial	547,226	20,894	39,515	December	100%
		$ 605,171	$ 23,966	$ 43,150
1.	Generally, quarterly period prior to sale, annualized.
2.	Recapitalized 22 special purpose industrial assets into a newly-formed joint venture. Joint venture received $2.8 million in credits. LXP acquired a 20% interest in the joint venture for $30.8 million.

As of December 31, 2021, total consolidated 2021 property disposition volume was $824.0 million at aggregate weighted-average GAAP and Cash capitalization rates of 7.5% and 7.3%, respectively.

LEASING

During the fourth quarter of 2021, LXP executed the following extensions and new leases:

	NEW LEASES - FIRST GENERATION(1)

	Location		Lease Expiration Date	Sq. Ft.
	Industrial
1	Fairburn	GA	10/2028	907,675
2	Greer(2)	SC	03/2035	797,936
2	TOTAL NEW LEASES - FIRST GENERATION			1,705,611

	LEASE EXTENSIONS - SECOND GENERATION

	Location		Prior Term	Lease Expiration Date	Sq. Ft.
	Industrial
1	Rockford	IL	12/2021	12/2024	93,000
2	Olive Branch	MS	08/2024	06/2029	1,170,218
3	Duncan	SC	08/2022	08/2027	221,833
3	Total industrial lease extensions				1,485,051

	Other
1	Tucson	AZ	07/2022	09/2027	28,591
1	Total other lease extensions				28,591

4	Total lease extensions - second generation				1,513,642

	NEW LEASES - SECOND GENERATION

	Location		Lease Expiration Date	Sq. Ft.
	Other
1	Kalamazoo	MI	MTM	3,880
2	Kalamazoo	MI	10/2024	29,686

2	Total other new leases - second generation			33,566

6	TOTAL NEW AND EXTENDED LEASES - SECOND GENERATION			1,547,208
1.	Leased first generation space that was developed or acquired vacant.

2. Property included in the Smith Farms development. The lease expiration date is estimated.

As of December 31, 2021, LXP's Stabilized Portfolio was 99.4% leased. A total of 8.4 million square feet of new and extended industrial leases were entered into during 2021. Base and Cash Base Rents increased by 12.4% and 5.8%, respectively, for extended industrial leases and by 8.3% each for new industrial leases (as compared to the prior tenants' rent, if any).

BALANCE SHEET/CAPITAL MARKETS

In the fourth quarter of 2021, LXP satisfied an aggregate of $29.9 million of non-recourse debt with a weighted-average interest rate of 5.4%. LXP's total debt was $1.5 billion at quarter end with a weighted-average term to maturity of 7.5 years and a fixed rate of 2.8%.

In the fourth quarter of 2021, LXP issued 1.1 million shares previously sold on a forward basis under its At-the-Market offering program for net proceeds of $11.6 million. As of December 31, 2021, LXP had an aggregate of $226.1 million under unsettled forward common share contracts, which are subject to adjustment in accordance with the forward sales contracts.

LXP ended 2021 at 5.5x Net Debt to Adjusted EBITDA. LXP's $600.0 million unsecured revolving credit facility remains fully available.

REVIEW STRATEGIC ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE

As previously announced on February 8, 2022, the LXP Board of Trustees has initiated a review of strategic alternatives. With the support of its independent financial advisors, the Board is considering a wide range of options including, among other things, a sale, merger and other business combinations.

LXP has not set a timetable for the review process, nor has it made any decisions related to any potential strategic alternatives at this time. There can be no assurance that the review process will result in a transaction or other strategic change or outcome. LXP does not intend to disclose or comment on developments related to this review unless or until it determines that further disclosure is appropriate or required by law.

BofA Securities, Evercore and Wells Fargo Securities are serving as LXP’s financial advisors and Paul Hastings LLP is serving as legal counsel.

2022 EARNINGS GUIDANCE

LXP is delaying the issuance of its estimates of net income attributable to common shareholders per diluted common share for the year ending December 31, 2022 and its estimate of Adjusted Company FFO for the year ending December 31, 2022 pending the completion of the previously announced review of strategic alternatives being conducted by its Board of Trustees.

FOURTH QUARTER 2021 CONFERENCE CALL

LXP will host a conference call today February 24, 2022, at 8:30 a.m. Eastern Time, to discuss its results for the quarter ended December 31, 2021. Interested parties may participate in this conference call by dialing 1-844-200-6205 (U.S.) or 1-929-526-1599 (All other locations). Access code is 323564. A replay of the call will be available through March 24, 2022, at 1-866-813-9403 (U.S.) or +44-204-525-0658 (All other locations); pin code for all replay numbers is 075603. A link to a live webcast of the conference call is available at www.lxp.com within the Investors section.

LXP Industrial Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant industrial real estate investments across the United States. LXP seeks to expand its industrial portfolio through acquisitions, build-to-suit transactions, sale-leaseback transactions, development projects and other transactions. For more information, including LXP's Quarterly Supplemental Information package, or to follow LXP on social media, visit www.lxp.com.

Contact:

Investor or Media Inquiries for LXP Industrial Trust:

Heather Gentry, Senior Vice President of Investor Relations

LXP Industrial Trust

Phone: (212) 692-7200 E-mail: hgentry@lxp.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under LXP's control which may cause actual results, performance or achievements of LXP to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in LXP's periodic reports filed with the Securities and Exchange Commission, including risks related to: (1) the potential adverse impact on LXP or its tenants from the novel coronavirus (COVID-19), (2) the authorization by LXP's Board of Trustees of future dividend declarations, (3) the successful consummation of any lease, acquisition, build-to-suit, development project, disposition, financing or other transaction, (4) the failure to continue to qualify as a real estate investment trust, (5) changes in general business and economic conditions, including the impact of any legislation, (6) competition, (7) increases in real estate construction costs, (8) changes in interest rates, (9) changes in accessibility of debt and equity capital markets, and (10) future impairment charges. Copies of the periodic reports LXP files with the Securities and Exchange Commission are available on LXP's web site at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe LXP's future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects”, “may,” “plans,” “predicts,” “will,” “will likely result,” “is optimistic,” “goal,” “objective” or similar expressions. Except as required by law, LXP undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that LXP's expectations will be realized.

References to LXP refer to LXP Industrial Trust and its consolidated subsidiaries. All interests in properties and loans are held, and all property operating activities are conducted, through special purpose entities, which are separate and distinct legal entities that maintain separate books and records, but in some instances are consolidated for financial statement purposes and/or disregarded for income tax purposes. The assets and credit of each special purpose entity with a property subject to a mortgage loan are not available to creditors to satisfy the debt and other obligations of any other person, including any other special purpose entity or affiliate. Consolidated entities that are not property owner subsidiaries do not directly own any of the assets of a property owner subsidiary (or the general partner, member of managing member of such property owner subsidiary), but merely hold partnership, membership or beneficial interests therein which interests are subordinate to the claims of the property owner subsidiary's (or its general partner's, member's or managing member's) creditors.

Non-GAAP Financial Measures - Definitions

LXP has used non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G in this Quarterly Earnings Release and in other public disclosures.

LXP believes that the measures defined below are helpful to investors in measuring our performance or that of an individual investment. Since these measures exclude certain items which are included in their respective most comparable measures under generally accepted accounting principles (“GAAP”), reliance on the measures has limitations; management compensates for these limitations by using the measures simply as supplemental measures that are weighed in balance with other GAAP measures. These measures are not necessarily indications of our cash flow available to fund cash needs. Additionally, they should not be used as an alternative to the respective most comparable GAAP measures when evaluating LXP's financial performance or cash flow from operating, investing or financing activities or liquidity.

Adjusted EBITDA: Adjusted EBITDA represents EBITDA (earnings before interest, taxes, depreciation and amortization) modified to include other adjustments to GAAP net income for gains on sales of properties, impairment charges, debt satisfaction gains (losses), net, non-cash charges, net, straight-line adjustments, non-recurring charges and adjustments for pro-rata share of non-wholly owned entities. LXP's calculation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. LXP believes that net income is the most directly comparable GAAP measure to Adjusted EBITDA.

Base Rent: Base Rent is calculated by making adjustments to GAAP rental revenue to exclude billed tenant reimbursements and lease termination income and to include ancillary income. Base Rent excludes reserves/write-offs of deferred rent receivable, as applicable. LXP believes Base Rent provides a meaningful measure due to the net lease structure of leases in the portfolio.

Cash Base Rent: Cash Base Rent is calculated by making adjustments to GAAP rental revenue to remove the impact of GAAP required adjustments to rental income such as adjustments for straight-line rents related to free rent periods and contractual rent increases. Cash Base Rent excludes billed tenant reimbursements and lease termination income and includes ancillary income. LXP believes Cash Base Rent provides a meaningful indication of an investments ability to fund cash needs.

Company Funds Available for Distribution (“FAD”): FAD is calculated by making adjustments to Adjusted Company FFO (see below) for (1) straight-line adjustments, (2) lease incentive amortization, (3) amortization of above/below market leases, (4) lease termination payments, net, (5) non-cash interest, net, (6) non-cash charges, net, (7) cash paid for second generation tenant improvements, and (8) cash paid for second generation lease costs. Although FAD may not be comparable to that of other real estate investment trusts (“REITs”), LXP believes it provides a meaningful indication of its ability to fund cash needs. FAD is a non-GAAP financial measure and should not be viewed as an alternative measurement of operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of liquidity.

First Generation Costs: Represents cash spend for tenant improvements, leasing costs and base building work for in-service development projects and expenditures contemplated at acquisition for recently acquired properties. Because all companies do not calculate First Generation Costs the same way, LXP's presentation may not be comparable to similarly titled measures of other companies.

Funds from Operations (“FFO”) and Adjusted Company FFO: LXP believes that Funds from Operations, or FFO, which is a non-GAAP measure, is a widely recognized and appropriate measure of the performance of an equity REIT. LXP believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as “net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sales of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in value of depreciable real estate held by the entity. The reconciling items include amounts to adjust earnings from consolidated partially-owned entities and equity in earnings of unconsolidated affiliates to FFO.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.

LXP presents FFO available to common shareholders and unitholders - basic and also presents FFO available to all equityholders and unitholders - diluted on a company-wide basis as if all securities that are convertible, at the holder's option, into LXP’s common shares, are converted at the beginning of the period. LXP also presents Adjusted Company FFO available to all equityholders and unitholders - diluted which adjusts FFO available to all equityholders and unitholders - diluted for certain items which we believe are not indicative of the operating results of LXP's real estate portfolio. LXP believes this is an appropriate presentation as it is frequently requested by security analysts, investors and other interested parties. Since others do not calculate these measures in a similar fashion, these measures may not be comparable to similarly titled measures as reported by others. These measures should not be considered as an alternative to net income as an indicator of LXP’s operating performance or as an alternative to cash flow as a measure of liquidity.

GAAP and Cash Yield or Capitalization Rate: GAAP and cash yields or capitalization rates are measures of operating performance used to evaluate the individual performance of an investment. These measures are estimates and are not presented or intended to be viewed as a liquidity or performance measure that present a numerical measure of LXP's historical or future financial performance, financial position or cash flows. The yield or capitalization rate is calculated by dividing the annualized NOI (as defined below, except GAAP rent adjustments are added back to rental income to calculate GAAP yield or capitalization rate) the investment is expected to generate, (or has generated) divided by the acquisition/completion cost, (or sale price). Stabilized yields assume 100% occupancy and the payment of estimated costs to achieve 100% occupancy including partner promotes, if any.

Net Operating Income (“NOI”): NOI is a measure of operating performance used to evaluate the individual performance of an investment. This measure is not presented or intended to be viewed as a liquidity or performance measure that presents a numerical measure of LXP's historical or future financial performance, financial position or cash flows. LXP defines NOI as operating revenues (rental income (less GAAP rent adjustments and lease termination income, net), and other property income) less property operating expenses. Other REITs may use different methodologies for calculating NOI, and accordingly, LXP's NOI may not be comparable to other companies. Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other nonproperty income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. LXP believes that net income is the most directly comparable GAAP measure to NOI.

Second Generation Costs: Represents cash spend for tenant improvements and leasing costs to maintain revenues at existing properties and are a component of the FAD calculation.

Stabilized Portfolio: All real estate properties other than acquired or developed properties that have not achieved 90% occupancy within one-year of acquisition or substantial completion.

# # #

LXP INDUSTRIAL TRUST AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Gross revenues:
Rental revenue	$85,374	$82,390	$339,944	$325,811
Other revenue	1,108	925	4,053	4,637
Total gross revenues	86,482	83,315	343,997	330,448
Expense applicable to revenues:
Depreciation and amortization	(46,135)	(40,723)	(176,714)	(161,592)
Property operating	(13,780)	(10,019)	(47,746)	(41,914)
General and administrative	(10,763)	(7,759)	(35,458)	(30,371)
Non-operating income	411	429	1,364	743
Interest and amortization expense	(11,538)	(12,591)	(46,708)	(55,201)
Debt satisfaction gains (losses), net	(672)	2,502	(13,894)	21,452
Impairment charges	(3,493)	(6,668)	(5,541)	(14,460)
Gains on sales of properties	262,507	97,163	367,274	139,039
Income before provision for income taxes and equity in earnings (losses) of non-consolidated entities	263,019	105,649	386,574	188,144
Provision for income taxes	(307)	(223)	(1,293)	(1,584)
Equity in earnings (losses) of non-consolidated entities	59	(204)	(190)	(169)
Net income	262,771	105,222	385,091	186,391
Less net income attributable to noncontrolling interests	(481)	(844)	(2,443)	(3,089)
Net income attributable to LXP Industrial Trust shareholders	262,290	104,378	382,648	183,302
Dividends attributable to preferred shares – Series C	(1,572)	(1,572)	(6,290)	(6,290)
Allocation to participating securities	(258)	(94)	(510)	(224)
Net income attributable to common shareholders	$260,460	$102,712	$375,848	$176,788
Net income attributable to common shareholders – per common share basic	$0.93	$0.37	$1.35	$0.66
Weighted-average common shares outstanding – basic	281,383,061	274,965,603	277,640,835	266,914,843
Net income attributable to common shareholders – per common share diluted	$0.90	$0.37	$1.34	$0.66
Weighted-average common shares outstanding – diluted	292,782,489	284,076,532	287,369,742	268,182,552

LXP INDUSTRIAL TRUST AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31,

(Unaudited and in thousands, except share and per share data)

	2021	2020
Assets:
Real estate, at cost	$3,583,978	$3,514,564
Real estate - intangible assets	341,403	409,293
Land held for development	104,160	—
Investments in real estate under construction	161,165	75,906
Real estate, gross	4,190,706	3,999,763
Less: accumulated depreciation and amortization	655,740	884,465
Real estate, net	3,534,966	3,115,298
Assets held for sale	82,586	16,530
Right-of-use assets, net	27,966	31,423
Cash and cash equivalents	190,926	178,795
Restricted cash	101	626
Investments in non-consolidated entities	74,559	56,464
Deferred expenses, net	18,861	15,901
Rent receivable - current	3,526	2,899
Rent receivable - deferred	63,283	66,959
Other assets	8,784	8,331
Total assets	$4,005,558	$3,493,226

Liabilities and Equity:
Liabilities:
Mortgages and notes payable, net	$83,092	$136,529
Term loan payable, net	298,446	297,943
Senior notes payable, net	987,931	779,275
Trust preferred securities, net	127,595	127,495
Dividends payable	37,425	35,401
Liabilities held for sale	3,468	790
Operating lease liabilities	29,094	32,515
Accounts payable and other liabilities	77,607	55,208
Accrued interest payable	8,481	6,334
Deferred revenue - including below market leases, net	14,474	17,264
Prepaid rent	14,717	13,335
Total liabilities	1,682,330	1,502,089

Commitments and contingencies
Equity:
Preferred shares, par value $0.0001 per share; authorized 100,000,000 shares,
Series C Cumulative Convertible Preferred, liquidation preference $96,770 and 1,935,400 shares issued and outstanding	94,016	94,016
Common shares, par value $0.0001 per share; authorized 400,000,000 shares, 283,752,726 and 277,152,450 shares issued and outstanding in 2021 and 2020, respectively	28	28
Additional paid-in-capital	3,252,506	3,196,315
Accumulated distributions in excess of net income	(1,049,434)	(1,301,726)
Accumulated other comprehensive loss	(6,258)	(17,963)
Total shareholders’ equity	2,290,858	1,970,670
Noncontrolling interests	32,370	20,467
Total equity	2,323,228	1,991,137
Total liabilities and equity	$4,005,558	$3,493,226

LXP INDUSTRIAL TRUST AND SUBSIDIARIES
EARNINGS PER SHARE
(Unaudited and in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
EARNINGS PER SHARE:

Basic:
Net income attributable to common shareholders	$260,460	$102,712	$375,848	$176,788

Weighted-average common shares outstanding - basic	281,383,061	274,965,603	277,640,835	266,914,843

Net income attributable to common shareholders - per common share basic	$0.93	$0.37	$1.35	$0.66

Diluted:
Net income attributable to common shareholders - basic	$260,460	$102,712	$375,848	$176,788
Impact of assumed conversions	1,853	2,218	7,962	—
Net income attributable to common shareholders	$262,313	$104,930	$383,810	$176,788

Weighted-average common shares outstanding - basic	281,383,061	274,965,603	277,640,835	266,914,843
Effect of dilutive securities:
Unvested share-based payment awards and options	1,223,218	1,367,634	989,177	1,267,709
Shares issuable under forward sales agreements	4,568,350	—	2,110,315	—
Operating Partnership Units	897,290	3,032,725	1,918,845	—
Preferred shares - Series C	4,710,570	4,710,570	4,710,570	—
Weighted-average common shares outstanding - diluted	292,782,489	284,076,532	287,369,742	268,182,552

Net income attributable to common shareholders - per common share diluted	$0.90	$0.37	$1.34	$0.66

LXP INDUSTRIAL TRUST AND SUBSIDIARIES
ADJUSTED COMPANY FUNDS FROM OPERATIONS & FUNDS AVAILABLE FOR DISTRIBUTION
(Unaudited and in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
FUNDS FROM OPERATIONS:
Basic and Diluted:
Net income attributable to common shareholders	$260,460	$102,712	$375,848	$176,788
Adjustments:
Depreciation and amortization	45,391	40,050	173,833	158,655
Impairment charges - real estate	3,493	6,668	5,541	14,460
Noncontrolling interests - OP units	281	645	1,672	2,347
Amortization of leasing commissions	744	673	2,881	2,937
Joint venture and noncontrolling interest adjustment	2,026	2,115	8,370	8,578
Gains on sales of properties, including non-consolidated entities	(262,507)	(97,163)	(367,274)	(139,596)
FFO available to common shareholders and unitholders - basic	49,888	55,700	200,871	224,169
Preferred dividends	1,572	1,572	6,290	6,290
Amount allocated to participating securities	258	94	510	224
FFO available to all equityholders and unitholders - diluted	51,718	57,366	207,671	230,683
Debt satisfaction (gains) losses, net, including non-consolidated entities	672	(2,502)	13,894	(21,396)
Activist costs	1,199	—	1,199	—
Transaction costs	227	174	432	255
Adjusted Company FFO available to all equityholders and unitholders - diluted	53,816	55,038	223,196	209,542

FUNDS AVAILABLE FOR DISTRIBUTION:
Adjustments:
Straight-line adjustments	(4,178)	(3,430)	(12,324)	(13,654)
Lease incentives	175	189	780	921
Amortization of above/below market leases	(340)	(470)	(1,551)	(1,580)
Lease termination payments, net	(330)	(70)	551	—
Non-cash interest, net	(25)	195	326	1,276
Non-cash charges, net	1,796	1,690	7,137	6,674
Second generation tenant improvements	(4,214)	(291)	(8,392)	(9,744)
Second generation lease costs	(1,810)	(50)	(7,151)	(5,019)
Joint venture and non-controlling interest adjustment	(194)	11	(375)	(319)
Company Funds Available for Distribution	$44,696	$52,812	$202,197	$188,097

Per Common Share and Unit Amounts
Basic:
FFO	$0.18	$0.20	$0.72	$0.83

Diluted:
FFO	$0.18	$0.20	$0.72	$0.84
Adjusted Company FFO	$0.18	$0.19	$0.78	$0.76

Weighted-Average Common Shares
Basic:
Weighted-average common shares outstanding - basic EPS	281,383,061	274,965,603	277,640,835	266,914,843
Operating partnership units(1)	897,290	3,032,725	1,918,845	3,083,320
Weighted-average common shares outstanding - basic FFO	282,280,351	277,998,328	279,559,680	269,998,163

Diluted:
Weighted-average common shares outstanding - diluted EPS	292,782,489	284,076,532	287,369,742	268,182,552
Unvested share-based payment awards	70,114	9,384	44,261	17,180
Operating partnership units(1)	—	—	—	3,083,320
Preferred shares - Series C	—	—	—	4,710,570
Weighted-average common shares outstanding - diluted FFO	292,852,603	284,085,916	287,414,003	275,993,622

(1)       Includes OP units other than OP units held by LXP.